SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

United Rentals, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

06-1522496

(I.R.S. Employer Identification No.)

Five Greenwich Office Park

Greenwich, Connecticut 06830

(203) 622-3131

(Address of Principal Executive Offices)

United Rentals, Inc. Deferred Compensation Plan for Directors

(Full Title of Plan)

John N. Milne

United Rentals, Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06830

(Name and Address of Agent For Service)

(203) 622-3131

(Telephone Number, Including Area Code of Agent For Service)

A copy of all communications, including communications sent to the agent for service, should be sent to:

Joseph Ehrenreich, Esq.	Malcolm E. Landau, Esq.
Ehrenreich Eilenberg & Krause LLP	Weil, Gotshal & Manges LLP
11 East 44th Street	767 Fifth Avenue
New York, NY 10017	New York, NY 10153
(212) 986-9700	(212) 310-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	175,000	$16.98(2)	$2,971,500	$377

(1)	The shares registered are shares that may be issued in the future pursuant to the Registrant’s Deferred Compensation Plan for Directors.

(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) based upon the average of the high and low sales prices of the Registrant’s Common Stock on June 21, 2004, as reported on the New York Stock Exchange Composite Tape.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

EXPLANATORY NOTE

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b) promulgated under the Securities Act of 1933, as amended. Such documents are not being filed with the Securities and Exchange Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of such Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents By Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by our company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

•	our current reports on Form 8-K filed on January 20, 2004, January 22, 2004, January 26, 2004, February 3, 2004 and February 23, 2004; and

•	our Registration Statements on Form 8-A filed on December 3, 1997, August 6, 1998 and October 9, 2001.

All documents subsequently filed by our company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The consolidated financial statements of United Rentals, Inc. appearing in United Rentals, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Item 6.	Indemnification of Directors and Officers.

The Certificate of Incorporation (the “Certificate”) of the company provides that a director will not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the “Delaware Law”), which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware Law is subsequently amended to permit further limitation of the personal liability of directors, the liability of a director of the company will be eliminated or limited to the fullest extent permitted by the Delaware Law as amended.

The company, as a Delaware corporation, is empowered by Section 145 of the Delaware Law, subject to the procedures and limitation stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The company has entered into indemnification agreements with its directors and officers. In general, these agreements require the company to indemnify each of such persons against expenses, judgments, fines, settlements and other liabilities incurred in connection with any proceeding (including a derivative action) to which such person may be made a party by reason of the fact that such person is or was a director, officer or employee of the company or guaranteed any obligations of the company, provided that the right of an indemnitee to receive indemnification is subject to the following limitations: (i) an indemnitee is not entitled to indemnification unless he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful and (ii) in the case of a derivative action, an indemnitee is not entitled to indemnification in the event that he is judged in a final non-appealable decision of a court of competent jurisdiction to be liable to the company due to willful misconduct in the performance of his duties to the company (unless and only to the extent that the court determines that the indemnitee is fairly and reasonably entitled to indemnification).

Pursuant to Section 145 of the Delaware Law, the company has purchased insurance on behalf of its directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Amended and Restated Certificate of Incorporation of United Rentals, Inc. (incorporated by reference to Exhibit 3.1 to United Rentals, Inc. Report on Form 10-Q for the quarter ended June 30, 1998)

4.2	Certificate of Amendment to the United Rentals, Inc. Certificate of Incorporation dated September 29, 1998 (incorporated by reference to Exhibit 4.2 to United Rentals, Inc. Registration Statement on Form S-3, No. 333-70151)

4.3	Form of Certificate of Designation for Series C Perpetual Convertible Preferred Stock (incorporated by reference to exhibit 3(f) of United Rentals, Inc. Report on Form 10-Q for the quarter ended September 30, 2001)

4.4	Form of Certificate of Designation for Series D Perpetual Convertible Preferred Stock (incorporated by reference to exhibit 3(g) of United Rentals, Inc. Report on Form 10-Q for the quarter ended September 30, 2001)

4.5	Form of Certificate of Designation for Series E Junior Participating Preferred Stock (incorporated by reference to Exhibit A of Exhibit 4 of the United Rentals, Inc. Current Report on Form 8-K filed on October 5, 2001)

4.6	Rights Agreement dated September 28, 2001 between United Rentals, Inc. and American Stock Transfer & Trust Co., as Rights Agent (incorporated by reference to Exhibit 4 of the United Rentals, Inc. Current Report on Form 8-K filed on October 5, 2001)

4.7	By-laws of United Rentals, Inc. (incorporated by reference to Exhibit 3.2 to United Rentals, Inc. Report on Form 10-Q for the quarter ended June 30, 1998)

4.8	United Rentals, Inc. Deferred Compensation Plan for Directors*

5.1	Opinion of Ehrenreich Eilenberg & Krause LLP*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Ehrenreich Eilenberg & Krause LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included under the caption “Signatures”)

*	Filed herewith.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenwich, Connecticut, on the 25th day of June 2004.

United Rentals, Inc.

By:	/s/ JOHN N. MILNE
John N. Milne President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated. Each person whose signature appears below hereby authorizes John N. Milne and Wayland R. Hicks and each with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate.

Signatures	Title	Date

Bradley S. Jacobs	Chairman and Director

/s/ WAYLAND R. HICKS Wayland R. Hicks	Director and Chief Executive Officer (Principal Executive Officer)	June 25, 2004

/s/ JOHN N. MILNE John N. Milne	Director, President and Chief Financial Officer (Principal Financial Officer)	June 25, 2004

/s/ LEON D. BLACK Leon D. Black	Director	June 25, 2004

/s/ HOWARD L. CLARK, JR. Howard L. Clark, Jr.	Director	June 25, 2004

/s/ RONALD M. DEFEO Ronald M. DeFeo	Director	June 25, 2004

/s/ MICHAEL S. GROSS Michael S. Gross	Director	June 25, 2004

/s/ SINGLETON B. MCALLISTER Singleton B. McAllister	Director	June 25, 2004

/s/ BRIAN D. MCAULEY Brian D. McAuley	Director	June 25, 2004

/s/ JOHN S. MCKINNEY John S. McKinney	Director	June 25, 2004

/s/ GERALD TSAI, JR. Gerald Tsai, Jr.	Director	June 25, 2004

/s/ JOSEPH B. SHERK Joseph B. Sherk	Vice President, Corporate Controller (Principal Accounting Officer)	June 25, 2004